EXHIBIT 10.2

Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 406 under the Securities Act of 1933. Such omissions are designated as **.

Execution Copy

AMENDMENT NO. 3 TO PRODUCTION AGREEMENT

This Amendment No. 3 to Production Agreement (this “Amendment”) is made and entered into this 9th day of March, 2005 by and between OraSure Technologies, Inc., a Delaware corporation, with its registered offices at Bethlehem, Pennsylvania 18015 U.S.A. (the “Purchaser”), and Koninklijke Utermöhlen N.V., a limited liability company organized under the laws of The Netherlands, with its registered offices at Wolvega, the Netherlands (the “Seller”). Seller and Purchaser are each referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

Seller and Purchaser are parties to a Production Agreement, dated June 8, 1998, as amended by Amendment No. 1 to Production Agreement (“Amendment No. 1”), dated as of December 11, 2001, and Amendment No. 2 to Production Agreement, dated as of April 28, 2003 (collectively, the “Original Agreement”), pursuant to which Seller agreed to produce certain products related to the Histofreezer Business for the Purchaser. The Parties desire to amend further the Original Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises and covenants contained in this Amendment, Seller and Purchaser, intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Original Agreement.

2. Professional Products. The Products, other than the OTC Product, that are supplied hereunder are listed in Exhibit 1 to this Amendment and are to be marketed, sold and distributed by Purchaser to physicians and other medical professionals (the “Professional Products”).

3. Duration and Termination. The first sentence of Section 13.1 of the Original Agreement is hereby amended and restated in its entirety, as follows:

“This Agreement shall be in force on June 1, 1998 and shall terminate (i) with respect to the Professional Products, on December 31, 2008 and (ii) with respect to the OTC Product, on December 31, 2006.”

4. Minimum Purchases.

4.1 Professional Products. During the period January 1, 2005 through December 31, 2008, Purchaser shall purchase an aggregate of at least ** units of the Professional Products. For purposes of this Section 4.1, a unit of a Professional Product shall consist of one canister of any size containing the applicable number of applicators, in each case as indicated in Exhibit 1 attached to this Amendment, which is manufactured, assembled and packaged in accordance with the Specifications and the Original Agreement. Notwithstanding the foregoing, to the extent Purchaser purchases the H-105 unit of Product (with 5 applicators), the purchase of such units shall not count towards the foregoing minimum aggregate purchase commitment.

4.2 OTC Product. During the period January 1, 2005 through December 31, 2006, Purchaser shall purchase an aggregate of at least ** units of the OTC Product. For purposes of this Section 4.2 and Section 5, the number of units shall be determined by the number of canisters purchased and a unit of the OTC Product shall be defined as a 110 ml. canister filled with 80 ml. of refrigerant and a 12-count set of 5 mm. foam tip applicators (which number may vary from time to time based on customer needs), manufactured, assembled and packaged in accordance with the OTC Product Specifications and the Original Agreement for distribution by Purchaser in the United States and Canada.

4.3 Adjustments to Minimums. The parties acknowledge that factors beyond the Purchaser’s control may affect its ability to sell and distribute the Professional Products and the OTC Product. Accordingly, in the event that either (i) Purchaser loses, or otherwise suffers an adverse result in, the patent infringement litigation against Schering-Plough Healthcare Corporation pending as of the date of this Amendment in the United States, or (ii) there is a change in the professional market in the United States or internationally or in the over-the-counter market in the United States, and in the case of both (i) and (ii) such event adversely affects Purchaser’s ability to market, sell or distribute the Professional Products or OTC Product into the markets for such Products, then the Parties shall negotiate in good faith appropriate reductions to the purchase minimums set forth in Sections 4.1 and 4.2.

5. Purchase Price – OTC Product. Effective for all purchases on or after January 1, 2005, the price of the OTC Product shall be € ** per unit. The Seller shall retroactively adjust the price for any purchases of OTC Product occurring after January 1, 2005 and prior to the execution of this Amendment, and shall provide Purchaser with a credit or refund for the excess of the price paid for such purchases over € ** per unit.

6. Purchase Price Adjustments – Professional Products. The current prices for the Professional Products are set forth in Exhibit 2 attached to this Amendment (the “Base Professional Prices”). The Parties agree that such prices shall be adjusted to reflect the Euro/U.S. Dollar (€/U.S. $) exchange rate fluctuations as provided in this Section 6. For purposes of such adjustments, the Parties have agreed upon a pegged exchange rate of € **/U.S. $ (the “Agreed Upon Rate”). At the end of each six-month period ending June 30 and December 31, with the first such period ending June 30, 2005, the current Euro/U.S. Dollar exchange rate shall be determined by calculating the average of the Euro/U.S. Dollar exchange rates, as published in the Wall Street Journal, for the last business day of each month during such six-month period (the “Current Rate”). To the extent the Current Rate for any six-month period is higher than the Agreed Upon Rate (such difference is referred to herein as the “Differential”), the Base Professional Prices shall be increased to reflect ** percent (**%) of the Differential pursuant to the following formula (the “Adjusted Price”), and such increased prices shall be in effect for the next succeeding six (6) month period:

(Differential x **% x Base Professional Price) + Base Professional Price = Adjusted Price

In the event that the Current Rate for any six (6) month period is less than or equal to the Agreed Upon Rate, there shall be no adjustment under this Section 6 and the Base Professional Prices shall remain in effect. The Parties shall determine whether an Adjusted Price should apply, using the Base Professional Prices as set forth in Exhibit 2 hereto, pursuant to the procedures set forth above at the end of each six (6) month period.

Example No. 1. For example, **

Example No. 2. **

Notwithstanding the foregoing, if either of the events described in Section 4.3 (i) or (ii) shall occur and such event adversely affects Purchaser’s ability to market, sell or distribute the Professional Products, then the Parties shall meet to discuss whether the price adjustment procedures in this Section 4 are reasonable and to negotiate appropriate amendments to such procedures or the elimination of such procedures.

7. No Other Changes. Except as set forth in this Amendment, the Original Agreement remains in full force and effect without any other changes. The Original Agreement, together with this Amendment, constitute the entire agreement between the Seller and the Purchaser with respect to the subject matter hereof and thereof and supersede and cancel all previous negotiations, agreements, and commitments, whether oral or in writing, with respect to such subject matter. All references to the Original Agreement shall be deemed to mean the Original Agreement as amended by this Amendment.

8. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile transmission of a signed original shall be deemed to be the same as delivery of a signed original.

9. Governing Law. This Amendment and any controversy, claim or dispute arising under this Amendment shall be governed by, and construed in accordance with, the laws of the Netherlands.

IN WITNESS WHEREOF, the undersigned duly authorized officers of the Seller and the Purchaser have executed this Amendment as of the date first above written.

ORASURE TECHNOLOGIES, INC.		KONINKLIJKE UTERMÖHLEN N.V.

By:	/s/ P. Michael Formica	By:	/s/ D.T. Van der Vat
Name:	P. Michael Formica	Name:	D.T. Van der Vat
Title:	Executive VP, Operations	Title:	President

EXHIBIT 1

The Professional Products

Art.nr.	Description
123070	Histofreezer Dutch/French 5mm (40 applicators)
123082	Histofreezer English 5mm (40 applicators)
123086	Histofreezer English 2mm (50 applicators)
9381406	Histofreezer Askina French 5mm (50 applicators)
9381457	Histofreezer Askina French 2mm (60 applicators)
9381309	Histofreezer Askina Spanish 5mm (50 applicators)
9381350	Histofreezer Askina Spanish 2mm (60 applicators)
9381201	Histofreezer Askina German 5mm (50 applicators)
8381252	Histofreezer Askina German 2mm (60 applicators)
H-170	Histofreezer Paladin Mix (60 applicators)
H-60	Histofreezer OraSure USA Mix (60 applicators)
H-140	Histofreezer Mexico Mix (60 applicators)
H-150	Histofreezer English Mix (50 applicators)
H-505	Histofreezer OraSure USA 5mm (50 applicators)
H-105	Histofreezer Sample Mix (5 applicators)
H-30	Histofreezer OraSure USA Mix (30 applicators)

Exhibit 2

Prices – Professional Products

The Prices

Table A

Product	Price per Unit
Unit with aerosol can and 30 applicators	€	*	*
Unit with aerosol can and 40 applicators	€	*	*
Unit with aerosol can and 50 applicators	€	*	*
Unit with aerosol can and 60 applicators	€	*	*

Other Professional Products that are part of this Agreement are defined and priced as follows:

Table B

Product	Price per Unit
Sample packaging with aerosol can and 5 applicators (3 Medium/5mm and 2 Small/2mm)	€	*	*